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                           BRANDEN T. BURNINGHAM
                              Attorney at Law
                       455 East 500 South, Suite 205
                        Salt Lake City, Utah  84111

                                                Telephone:  (801) 363-7411
Admitted in Utah and California                 Facsimile:  (801) 355-7126



January 23, 1997


Mr. Richard K. Wulff
Chief, Office of Small Business Review
Division of Corporation Finance
U. S. Securities and Exchange Commission
450 Fifth Street, N.W., Mail Stop 7-8
Washington, D.C.  20549


Re:  Big Pony Gold, Inc. (the "Company")
     Registration Statement on Form 10-SB, filed November 27, 1996 File No. 0-21797


Dear Mr. Wulff:

     As counsel to this Company, and pursuant to your letter dated January 21, 1997, I hereby request that the above-referenced filing be withdrawn, effective immediately.

                                               Sincerely yours,

                                               /s/ Branden T. Burningham

                                               Branden T. Burningham

cc: Big Pony Gold, Inc.